                                                             Exhibit (8)(j)(iv)

                                 AMENDMENT TO
                         FUND PARTICIPATION AGREEMENT
                      JANUS ASPEN SERIES - SERVICE SHARES

   This Amendment (the "Amendment") to the Agreement (as defined below) is made effective as of the Effective Date (as defined below) by and between Janus Aspen Series, an open-end management investment company organized as a Delaware statutory trust (the "Trust"), Janus Distributors LLC, a Delaware limited liability company and successor-in-interest to Janus Distributors, Inc. (the "Distributor"), and American General Life Insurance Company, a life insurance company organized under the laws of the State of Texas (the "Company").

                                   RECITALS:

   WHEREAS, the Company, Trust and Distributor are parties to a Fund Participation Agreement dated October 2, 2000, as amended (the "Agreement"), which Agreement relates only to the registered segregated asset accounts of the Company; and

   WHEREAS, the Company's affiliate, Western National Life Insurance Company ("WNL"), Trust and Distributor are parties to a Fund Participation Agreement dated October 2, 2000, as amended ("WNL's Agreement"); and

   WHEREAS, effective January 1, 2013 ("Effective Date"), WNL intends to merge with and into the Company which will be the surviving company (the "Merger"); and

   WHEREAS, as a result of the Merger, WNL will assign all of its rights and obligations under WNL's Agreement to the Company and the Company will assume all such rights and obligations ("Assignment"); and

   WHEREAS, the parties wish to consolidate the obligations and segregated asset accounts, which are registered with the Securities and Exchange Commission, set forth under WNL's Agreement with the Company's under this Agreement and terminate WNL's Agreement; and

   WHEREAS, the parties wish to further amend the Agreement as set forth below.

   NOW THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein, the parties agree as follows:

   1. Effective Date of Assignment. This Amendment and the Assignment shall be effective as of the Effective Date of the Merger.

   2.   Consent to Assignment. The parties hereby consent to the Assignment.

   3. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

   4. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

   5.   The following shall be added to the end of Article I of the Agreement:

        "1.13 (a)   All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. The Company shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing. The Company acknowledges that orders accepted by it in violation of the Trust's stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation. The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. EST on the next following Business Day after any such cancellation.

              (b) In addition, the Company acknowledges that the Trust has the right to refuse any purchase order for any reason, particularly if the Trust determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the account or other factors. In the event the Trust refuses a purchase order submitted by the Company without notice and a loss is incurred by the Company, directly as a result of such action by the Trust, the parties will work in good faith to determine an equitable resolution. In an effort to reduce the risk of the Trust rejecting a purchase order for a large trade, the Company agrees to provide notice to the Trust or its affiliate of any order in the amount of or over $1 million as soon as the Company knows that such order is valid.

        1.14 The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding "forward pricing" and the handling of mutual fund orders on a timely basis. As evidence of its compliance, the Company shall:

              (a) during the term of this Agreement (and no more than once in any calendar year) and for a period of ninety (90 days) following the termination of this Agreement, permit the Trust or its agent, during normal business hours at its own expense and upon at least thirty (30) days' written notice, to inspect and conduct audits of the Company operations that are reasonably related to the subject matter of this Agreement, as well as any books and records preserved in connection with its provision of services under this Agreement, subject to any limitations on providing third party confidential information; or

              (b) provide annual certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding "forward pricing" and the handling of mutual fund orders on a timely basis."

   6.   The following shall be added to the end of Article III of the Agreement:

        "3.10   The Company represents and warrants that it is in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.

        3.11 The Company represents and warrants that it is a "financial intermediary" as defined by SEC Rule 22c-2 of the 1940 Act ("The Rule"), and has entered into an appropriate agreement with the Trust or one of its affiliates pursuant to the requirements of The Rule."

   7.   Article VII of the Agreement shall be revised as follows:

        "If to the Trust:                       If to the Distributor:

        Janus Aspen Series                      Janus Distributors LLC
        151 Detroit Street                      151 Detroit Street
        Denver, CO 80206                        Denver, CO 80206
        Attn: Chief Legal Counsel               Attn: General Counsel

        If to the Company:

        American General Life Insurance Company
        2919 Allen Parkway, L4-01
        Houston, TX 77019
        Attn: General Counsel"

   8. Section 8.9 of the Agreement shall be deleted in its entirety and replaced with the following:

        "8.9 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of each party or as expressly contemplated by this Agreement. In the event of an assignment to a third party in connection with the sale or disposition of one or more lines of the Company's business, a change of control or acquisition of the Company (excluding an assignment, change of control or acquisition as a result of an internal reorganization), the Trust and/or the Distributor retains the right to renegotiate the terms of this Agreement with the successor entity."

   9. WNL's Agreement shall terminate as of the Effective Date. This Amendment shall not amend, alter, modify or terminate the Fund Participation Agreement between the Trust, the Distributor, and the Company dated October 2, 2000, which agreement relates only to the unregistered segregated asset accounts of the Company.

   10.  The Agreement, as amended by this Amendment, is ratified and confirmed.

   11. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

JANUS ASPEN SERIES                                   AMERICAN GENERAL LIFE
                                                     INSURANCE COMPANY

By:     _____________________________                By:      _____________________________
Name:   Stephanie Grauerholz                         Name:    Rodney E. Rishel
Title:  Vice President                               Title:   Senior Vice President

JANUS DISTRIBUTORS LLC                               Attest:

By:     _____________________________                By:      _____________________________
Name:   Russell P. Shipman                           Name:    Debbie Herzog
Title:  Senior Vice President                        Title:   Assistant Secretary

                                                     WESTERN NATIONAL LIFE
                                                     INSURANCE COMPANY

                                                     By:      _____________________________
                                                     Name:    Bruce R. Abrams
                                                     Title:   President

                                  Schedule A
                  Separate Accounts and Associated Contracts

 Name of Separate Account               Contracts Funded
                                        By Separate Account

 American General Life Insurance
 Company                                Platinum Investor Variable Annuity
 Separate Account D                     Platinum Investor Immediate Variable
                                        Annuity
 Established: November 19, 1973

 American General Life Insurance        AG Corporate Investor (formerly AIG
 Company                                Corporate Investor VUL)
 Separate Account VL-R                  AG Income Advantage VUL (formerly AIG
                                        Income Advantage VUL)
 Established: May 6, 1997               Corporate America
                                        Corporate Investor Select
                                        Income Advantage Select (formerly AIG
                                        Income Advantage Select)
                                        Platinum Investor I
                                        Platinum Investor II
                                        Platinum Investor III
                                        Platinum Investor IV
                                        Platinum Investor FlexDirector
                                        Platinum Investor PLUS
                                        Platinum Investor Survivor
                                        Platinum Investor Survivor II
                                        Platinum Investor VIP
                                        Platinum Investor VIP (2007)
                                        Protection Advantage Select (formerly
                                        AIG Protection Advantage VUL)
                                        Survivor Advantage

 American General Life Insurance        ElitePlus Bonus Fixed and Variable
 Company                                Deferred Annuity Contract
 AG Separate Account A
 Established: November 7, 1994

                                  Schedule B
                              List of Portfolios

Name of Portfolio

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series) except portfolios in the Janus Aspen Protected Series.